Exhibit 21.1

SUBSIDIARIES OF TREEHOUSE FOODS, INC.

Bay Valley Foods, LLC, a Delaware limited liability company

Sturm Foods, Inc., a Wisconsin corporation

S.T. Specialty Foods, Inc., a Minnesota corporation

Cains Foods, Inc., a Delaware corporation

Associated Brands, Inc., a New York corporation

Protenergy Natural Foods, Inc., a Delaware corporation

American Importing Company, Inc., a Minnesota corporation

Ann’s House of Nuts, Inc., a Maryland corporation

E.D. Smith Foods, Ltd., a British Columbia, Canada corporation

Associated Brands, Inc., a British Columbia, Canada corporation

Protenergy Natural Foods Corporation, an Ontario, Canada corporation